                                                Filed pursuant to Rule 424(b)(3)
                                                       Registration No. 33-64935


                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the  Registrant  [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]      Preliminary Proxy Statement
[ ]      Confidential, for use of the Commission on only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[X]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                            HEALTHSOUTH Corporation
                ________________________________________________

                (Name of Registrant as Specified In Its Charter)


            HEALTHSOUTH Corporation and Surgical Care Affiliates Inc.
                ________________________________________________

                   (Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check appropriate box):

[ ]      $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
         or 14a-6(j)(2).

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[X]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-11.

(1)      Title of each class of securities to which transaction applies:

         Common Stock, par value .01 per share, of HEALTHSOUTH Corporation
         -----------------------------------------------------------------------

(2)      Aggregate number of securities to which transaction applies:

         53,503,431
         -----------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined.)

         Pursuant to Rule 457(f)(l), the maximum aggregate offering price is the product of (a) $33.1875, representing the average of the high and low sales prices of the Common Stock of Surgical Care Affiliates, Inc. ("SCA") as reported on the New York Stock Exchange Composite Transactions Tape on December 5, 1995, and (b) 39,868,429, the maximum number of shares of SCA Common Stock to be acquired by the Registrant in connection with the acquisition of SCA.
         -----------------------------------------------------------------------

(4)      Proposed maximum aggregate value of transaction:

         $1,323,133,487
         -----------------------------------------------------------------------

(5)      Total fee paid:

         $456,253
         -----------------------------------------------------------------------

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)      Amount previously paid:

         $456,253
         _______________________________________________________________________


(2)      Form, Schedule or Registration Statement No.:

         $262,243.67 was paid in connection with the filing of preliminary proxy materials on Schedule 14A and the remaining $194,009.33 was paid in connection with the filing of a Registration Statement on Form S-4, Registration No. 33-64935.
         _______________________________________________________________________


(3)      Filing Party:

         HEALTHSOUTH Corporation
         _______________________________________________________________________


(4)      Date Filed:

         December 12, 1995
         _______________________________________________________________________

[HEALTHSOUTH Corporation Logo]           [Surgical Care Affiliates, Inc. Logo]


                                                                 January 8, 1996


Dear Stockholder:


   The  purpose  of this  correspondence  is to  provide  you  with  information
regarding   a   recent    development    involving    HEALTHSOUTH    Corporation
("HEALTHSOUTH"). This information amends and supplements the original Prospectus-Joint Proxy Statement, dated December 15, 1995, relating to the Special Meetings of Stockholders of HEALTHSOUTH and Surgical Care Affiliates, Inc. ("SCA") to be held on January 17, 1996, for the purpose of approving and adopting an Amended and Restated Plan and Agreement of Merger, pursuant to which HEALTHSOUTH will acquire SCA, and with respect to the HEALTHSOUTH Special Meeting, for the purpose of approving an amendment to the Certificate of Incorporation of HEALTHSOUTH. Stockholders may obtain an additional copy of the original Prospectus-Joint Proxy Statement free of charge by calling Morrow & Co. at (212) 754-8000.

   On December 16, 1995, HEALTHSOUTH entered into an Agreement and Plan of Merger with Advantage Health Corporation ("Advantage Health"), pursuant to which HEALTHSOUTH, through a wholly-owned subsidiary, will acquire Advantage Health. The attached supplement to the original Prospectus-Joint Proxy Statement more fully sets forth the terms of the transaction and provides certain updated financial information relating to the proposed Advantage Health transaction.

   A new proxy card has been enclosed in the event that you have already returned a proxy, but now wish to change your vote. By completing, signing and dating this new proxy form and returning it in the enclosed envelope, your prior proxy will automatically be revoked and your vote on the new proxy form will be counted. In addition, proxies sent via facsimile transmission will be accepted if received not later than 15 minutes prior to the scheduled commencement of the relevant Special Meeting. Such proxies may be sent via facsimile to Morrow & Co., proxy solicitors for HEALTHSOUTH and SCA, at (212) 754-8300. There is no need to return an additional proxy card if you have already sent in your proxy and do not wish to change your vote. If you are able to attend the Special Meeting, you may revoke your Proxy and vote in person if you wish. Stockholders may call 1-800-433-3868 beginning at 5:00 p.m., Eastern Time, on January 15, 1996, for information concerning the Exchange Ratio as finally determined.


RICHARD M. SCRUSHY                            JOEL C. GORDON
Chairman of the Board                         Chairman of the Board
and Chief Executive Officer,                  and Chief Executive Officer,
HEALTHSOUTH Corporation                       Surgical Care Affiliates, Inc.

                              JOINT PROXY STATEMENT

                                  (SUPPLEMENT)

                                       OF

            HEALTHSOUTH                           SURGICAL CARE
            Corporation                          AFFILIATES, INC.

     for the Special Meeting of              for the Special Meeting of
     Stockholders to be held on              Stockholders to be held on
         January 17, 1996                         January 17, 1996


                            -------------------------


                                   PROSPECTUS

                                  (Supplement)

                                       OF

                             HEALTHSOUTH Corporation


   This Supplement provides information regarding a recent development involving HEALTHSOUTH Corporation ("HEALTHSOUTH"). This information amends and supplements the original Prospectus-Joint Proxy Statement, dated December 15, 1995 (the "Original Prospectus-Joint Proxy Statement"), relating to the Special Meetings of Stockholders of HEALTHSOUTH and Surgical Care Affiliates, Inc. ("SCA") to be held on January 17, 1996, for the purpose of approving and adopting an Amended and Restated Plan and Agreement of Merger, pursuant to which HEALTHSOUTH will acquire SCA, and with respect to the HEALTHSOUTH Special Meeting, for the purpose of approving an amendment to the Certificate of Incorporation of HEALTHSOUTH. Stockholders may obtain an additional copy of the Original Prospectus-Joint Proxy Statement free of charge by calling Morrow & Co. at (212) 754-8000.

   This Supplement is being furnished to the stockholders of each of HEALTHSOUTH and SCA in connection with the solicitation of proxies to be used at the respective Special Meetings of HEALTHSOUTH and SCA to be held for the purposes described in the Original Prospectus-Joint Proxy Statement.

   All information contained herein concerning HEALTHSOUTH was supplied by HEALTHSOUTH, and all information contained herein concerning SCA was supplied by SCA. This Supplement and the accompanying form of proxy are first being mailed to stockholders of HEALTHSOUTH and SCA on January 8, 1996. Capitalized terms used but not defined herein shall have the meanings set forth in the Original Prospectus-Joint Proxy Statement.


                            -------------------------

               The date of this Supplement is January 8, 1996.

   The purpose of this Supplement to the Original Prospectus-Joint Proxy Statement of HEALTHSOUTH Corporation ("HEALTHSOUTH") and Surgical Care Affiliates, Inc. ("SCA"), dated December 15, 1995, is to provide stockholders of both companies with information regarding a recent development involving HEALTHSOUTH.

   The subsection designated "Recent Developments" in the "Summary of Prospectus-Joint Proxy Statement" found on page 7 of the Original Prospectus-Joint Proxy Statement, and the section designated "Business of HEALTHSOUTH" found on pages 57 through 72 of the Original Prospectus-Joint Proxy Statement is hereby supplemented to include the following information: On December 16, 1995, HEALTHSOUTH entered into an Agreement and Plan of Merger with Advantage Health Corporation, a Delaware corporation ("Advantage Health"), pursuant to which a wholly-owned subsidiary of HEALTHSOUTH will be merged into Advantage Health. Advantage Health stockholders will be entitled to receive shares of HEALTHSOUTH Common Stock with a value of $47.50 for each share of Advantage Health Common Stock held by them, provided that Advantage Health stockholders will not receive less than 1.3768 shares of HEALTHSOUTH Common Stock, nor more than 1.6667 shares of HEALTHSOUTH Common Stock per Advantage Health share. The estimated value of the transaction, which will be accounted for as a tax-free pooling of interests, is approximately $325,000,000. As a result of the acquisition of Advantage Health, HEALTHSOUTH will acquire approximately 150 rehabilitation facilities currently owned or managed by Advantage Health. The consummation of the Advantage Health merger is subject to the approval of the stockholders of Advantage Health, the termination or expiration of the waiting period required under the Hart-Scott-Rodino Antitrust Improvements Act, and certain other regulatory approvals. Subject to such approvals, the transaction is expected to close in the first quarter of 1996, or as soon as practicable after receipt of such approvals.

   The "Pro Forma Condensed Financial Information" found on page 18 and on pages 47 through 56 of the Original Prospectus-Joint Proxy Statement is hereby supplemented by the Pro Forma Condensed Financial Information set forth on pages P-1 through P-11 hereof, which gives effect to the contemplated merger of a wholly owned subsidiary of HEALTHSOUTH with and into Advantage Health.

   The subsections designated "The Merger" and "Market and Market Price" in the "Summary of Prospectus-Joint Proxy Statement" found on pages 9 through 14 and pages 15 and 16, respectively, of the Original Prospectus-Joint Proxy Statement, and the section designated "The Merger" found on pages 23 through 44 of the Original Prospectus-Joint Proxy Statement are hereby supplemented to include the following information: HEALTHSOUTH has received approval for listing the shares of HEALTHSOUTH Common Stock to be issued in the transaction with SCA on the New York Stock Exchange (the "NYSE") upon official notice of issuance. Assuming stockholder approval is obtained, each of HEALTHSOUTH and SCA believes that all other conditions to the Merger have been satisfied or will be satisfied on or before January 17, 1996. On January 5, 1996, the closing price of HEALTHSOUTH Common Stock, as reported on the NYSE Composite Transactions Tape, was $28.875 and the closing price of SCA Common Stock, as reported on the NYSE Composite Transactions Tape, was $33.75. Stockholders are advised to obtain current market quotations for HEALTHSOUTH Common Stock and SCA Common Stock.

   Stockholders may call 1-800-433-3868 beginning at 5:00 p.m., Eastern Time, on January 15, 1996, for information concerning the Exchange Ratio as finally determined. A new proxy card has been enclosed in the event that you have already returned a proxy, but now wish to change your vote. By completing, signing and dating this new proxy form and returning it in the enclosed envelope, your prior proxy will automatically be revoked and your vote on the new proxy form will be counted. In addition, proxies sent via facsimile transmission will be accepted if received not later than 15 minutes prior to the scheduled commencement of the relevant Special Meeting. Such proxies may be sent via facsimile to Morrow & Co., proxy solicitors for HEALTHSOUTH and SCA, at
(212) 754-8300. There is no need to return an additional proxy card if you have already sent in your proxy and do not wish to change your vote. If you are able to attend the Special Meeting, you may revoke your Proxy and vote in person if you wish.

    HEALTHSOUTH's Current Report on Form 8-K, which describes the acquisition of Advantage Health, filed with the Securities and Exchange Commission (the "SEC") on January 3, 1996, may be inspected at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. and should be available for inspection and copying at the regional offices of the SEC located at Seven World Trade Center, New York, New York and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois. Copies of the report can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, Washington, D.C. 20549. In addition, copies of Advantage Health's consolidated financial statements for the years ended August 31, 1995 and 1994 may be obtained by calling Morrow & Co. at
(212) 754-8000. Those financial statements were incorporated by reference in HEALTHSOUTH's Current Report on Form 8-K filed January 3, 1996, and accordingly are incorporated by reference in the registration statement on Form S-4 underlying this Supplement to the Original Prospectus-Joint Proxy Statement.

                    PRO FORMA CONDENSED FINANCIAL INFORMATION


   The following pro forma condensed financial information and explanatory notes are presented to reflect the effect of the following transactions for all periods presented:

         (i) the merger of a wholly-owned subsidiary of HEALTHSOUTH with Sutter Surgery Centers, Inc. ("SSCI") in a transaction to be accounted for as a pooling of interests, which merger was consummated in October 1995;

         (ii) the merger of a wholly-owned subsidiary of HEALTHSOUTH with SCA in a transaction to be accounted for as a pooling of interests, which merger is expected to be consummated in January 1996; and

         (iii) the merger of a wholly-owned subsidiary of HEALTHSOUTH with Advantage Health in a transaction to be accounted for as a pooling of interests, which merger is expected to be consummated in the first quarter of 1996 (collectively, the "Mergers").

   The HEALTHSOUTH historical amounts reflect the combination of HEALTHSOUTH, ReLife, Inc. ("ReLife") and Surgical Health Corporation ("SHC") for all periods presented, as HEALTHSOUTH acquired Relife in December 1994 and SHC in June 1995 in transactions accounted for as poolings of interests.

    In addition, the pro forma condensed financial information reflects the impact of HEALTHSOUTH's acquisition, effective April 1, 1995, from NovaCare, Inc. ("NovaCare") of 11 rehabilitation hospitals, 12 other facilities and two Certificates of Need (the "NovaCare Rehabilitation Hospitals Acquisition") on the results of operations for the year ended December 31, 1994 and the nine months ended September 30, 1995.

   The pro forma condensed balance sheet assumes that each of the Mergers was consummated on September 30, 1995, and the pro forma condensed income statements assume that each of the Mergers was consummated on January 1, 1992. The assumptions are described in the accompanying Notes to Pro Forma Condensed Financial Information.

   All HEALTHSOUTH shares outstanding and per share amounts have been adjusted to reflect a two-for-one stock split effected in the form of a 100 percent stock dividend on April 17, 1995.

   The pro forma information should be read in conjunction with the historical financial statements of HEALTHSOUTH and each of the other combining companies. Certain balance sheet and income statement amounts from the SSCI, SCA and Advantage Health historical financial statements have been reclassified in order to conform to the HEALTHSOUTH method of presentation. The pro forma financial information is presented for informational purposes only and is not necessarily indicative of the results of operations or combined financial position that would have resulted had the Mergers been consummated at the date indicated, nor is it necessarily indicative of the results of operations of future periods or future combined financial position.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
            PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
                              SEPTEMBER 30, 1995

                                                              PRO FORMA               PRO FORMA   ADVANTAGE   PRO FORMA   PRO FORMA
                                     HEALTHSOUTH     SSCI    ADJUSTMENTS      SCA    ADJUSTMENTS   HEALTH     ADJUSTMENTS  COMBINED
                                    ------------- ---------- ------------ ----------- ------------ ---------  -----------  ---------
                                                                                (IN THOUSANDS)
ASSETS
Current assets:
Cash and cash equivalents..........  $   86,952    $ 5,024   $    0        $ 39,047   $     0       $  7,668   $    0    $  138,691
Other marketable securities .......       6,217          0        0             295         0              0        0         6,512
Accounts receivable................     298,178      4,047        0          30,764         0         33,621        0       366,610
Inventories, prepaid expenses and
other current assets...............     102,906      2,714        0          16,283         0          7,005        0       128,908
                                   ------------- ---------- ----------    ----------   ------    -----------   --------- ----------
Total current assets...............     494,253     11,785        0          86,389         0         48,294        0       640,721
Other assets.......................      58,127          0        0           2,262         0          8,510        0        68,899
Deferred income taxes .............       7,559          0        0               0         0              0   (7,559)(3)         0
Property, plant and equipment, net    1,049,375     14,630        0         158,501         0         32,449        0     1,254,955
Intangible assets, net.............     541,366     15,230        0         124,270         0         42,401        0       723,267
                                   ------------- ---------- ----------    ----------   ------    -----------   --------- ----------
Total assets.......................  $2,150,680    $41,645   $    0        $371,422   $     0       $131,654  $(7,559)   $2,687,842
                                  ============= ========== =============  ==========   =======    ===========  =======   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable...................  $   83,246    $ 1,391   $3,000 (1)    $  4,441   $15,000 (1)   $ 10,036  $10,000 (1) $ 127,114
Salaries and wages payable.........      44,668        947        0             963         0          7,615        0        54,193
Accrued interest payable and other
liabilities........................      49,462        361   (1,170)(1)      30,690    (5,850)(1)        419   (3,900)(1)    70,012
Current portion of long-term debt .      17,720      2,799        0             729         0          5,797        0        27,045
                                    ------------- ---------- ----------   ---------   --------      --------- ----------   ---------
Total current liabilities..........     195,096      5,498    1,830          36,823     9,150         23,867    6,100       278,364
Long-term debt.....................   1,386,450     14,955        0          65,119         0         39,802        0     1,506,326
Deferred income taxes..............           0        509        0           3,846         0          8,018   (7,559)(3)     4,814
Other long-term liabilities........       5,470          0        0               0         0          2,713        0         8,183
Deferred revenue...................       7,137          0        0               0         0              0        0         7,137
Minority interests.................       8,980      5,375        0          36,404         0              0        0        50,759
Stockholders' equity: .............
Preferred Stock, $.10 par value....           0          0        0               0         0              0        0      $      0
Common Stock, $.01 par value ......         954        196     (178)(2)       9,867    (9,385)(2)         61       31 (2)     1,546
Additional paid-in capital.........     719,296     18,905      178 (2)      96,126     9,385 (2)     41,296      (31)(2)   885,155
Retained earnings..................     178,929      1,481   (1,830)(1)     129,288    (9,150)(1)     25,524   (6,100)(1)   318,142
Common stock subscription receivable   (335,423)         0        0               0         0              0        0      (335,423)
Treasury stock.....................        (323)         0        0          (6,051)        0         (9,627)       0       (16,001)
Receivable from Employee Stock
Ownership Plan.....................     (15,886)         0        0               0         0              0        0       (15,886)
Notes receivable from stockholders .          0     (5,274)       0               0         0              0        0        (5,274)
                                   ------------- ---------- ----------     --------   --------       --------  --------   ----------
Total stockholders' equity..........     547,547     15,308   (1,830)       229,230     (9,150)       57,254   (6,100)      832,259
                                   ------------- ---------- -----------    ---------  --------       --------  --------   ----------
Total liabilities and stockholders'
equity..............................  $2,150,680    $41,645    $   0       $371,422    $      0      $131,654  $(7,559)   $2,687,842
                                   ============= ========== ===========    =========   ========       ========  ========  ==========

                             See accompanying notes.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
          PRO FORMA CONDENSED COMBINED INCOME STATEMENT (UNAUDITED)
                         YEAR ENDED DECEMBER 31, 1994

                                            ACQUISITION
                                   --------------------------------
                                             PRO FORMA   PRO FORMA        PRO FORMA        PRO FORMA  ADVANTAGE  PRO FORMA PRO FORMA
                      HEALTHSOUTH  NOVACARE ADJUSTMENTS  COMBINED   SSCI  ADJUSTMENTS  SCA ADJUSTMENTS  HEALTH  ADJUSTMENTS COMBINED
                      -----------  -------- -----------  --------   ----  -----------  --- ----------   ------   ---------  --------
                                                                       (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


Revenues............. $1,236,190  $142,548 $   8,058 (5) $1,386,796 $38,175  $    0    $239,272 $    0   $135,562  $  0  $1,799,805
Operating expenses:
  Operating units....    906,712   128,233   (12,406)(2)  1,022,539  24,133       0     129,037      0    105,384     0   1,281,093
  Corporate general and
   administrative....     45,895         0         0         45,895   2,711       0       5,464      0      7,570     0      61,640
Provision for doubtful
accounts.............     23,739     1,269         0         25,008   3,907       0       3,061      0      2,197     0      34,173
Depreciation and
  amortization .....      86,678     7,041    (1,918)(1)     99,327   2,627       0      17,392      0      3,772     0     123,118
                                               7,526 (3)
Interest expense....      65,286    11,096    10,100 (4)     86,482   1,588       0       5,144      0      1,626     0      94,840
Interest income.....      (4,308)        0         0         (4,308)   (258)      0      (1,632)     0       (189)    0      (6,387)
Merger expenses.....       6,520         0         0          6,520       0       0           0      0          0     0       6,520
Gain on sale of MCA Stock      0         0         0              0       0       0      (7,727)     0          0     0      (7,727)
Loss on impairment of
  assets ...........      10,500         0         0         10,500       0       0           0      0          0     0      10,500
Loss on abandonment of
  computer project..       4,500         0         0          4,500       0       0           0      0          0     0       4,500
Loss on disposal of
  Surgery Centers...           0         0         0              0       0       0      13,197      0          0     0      13,197
                     -----------  --------  --------      --------- -------   ------   --------  ------    ------  -----    -------
                       1,145,522   147,639     3,302      1,296,463  34,708       0     163,936      0    120,360     0   1,615,467
                     -----------  --------  --------      --------- -------   ------   --------  ------   -------  -----  ---------
Income before income
taxes and minority
interests.............    90,668    (5,091)    4,756         90,333   3,467       0      75,336      0     15,202     0     184,338
Provision for income
  taxes ..............    34,305    (1,084)      780 (6)     34,001     473       0      23,636      0      6,707     0      64,817
                     -----------   --------  --------     ---------  ------   ------   --------  ------   -------  -----   --------
                          56,363    (4,007)    3,976         56,332   2,994       0      51,700      0      8,495     0     119,521
Minority interests....     6,402       445         0          6,847   2,462       0      22,420      0        185     0      31,914
                     -----------   -------  ---------        ------   ------   --------  ------   -------   -----  -----   --------
Net income............$   49,961  $ (4,452)$   3,976    $    49,485 $   532  $    0    $ 29,280 $    0   $  8,310  $  0   $  87,607
                     ===========  ======== ==========     ========== ======  ======    ========  ======   =======  =====   ========
Weighted average common
and common equivalent
shares outstanding...     84,687       N/A       N/A         84,687  19,612 (17,837)(2)  38,892  8,556(2)   6,073 3,084(2)  143,067
                     ===========  ======== ==========     ========== ====== ========    =======  ======== ======= ======    =======
Net income per common and
common equivalent
  share.............  $     0.59       N/A       N/A    $      0.58  $ 0.03     N/A    $   0.75    N/A    $  1.37   N/A   $    0.61
                     ===========  ======== ==========     ========== ======= ======     =======  ========  ====== ======    ========
Net income per common
share -- assuming full
  dilution..........  $     0.59       N/A       N/A            N/A     N/A     N/A         N/A    N/A        N/A   N/A   $    0.61
                     ===========  ======== ==========    ========== ======== =======    =======  ========  ====== ======    ========

                             See accompanying notes.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
          PRO FORMA CONDENSED COMBINED INCOME STATEMENT (UNAUDITED)
                         YEAR ENDED DECEMBER 31, 1993

                                                             PRO FORMA                PRO FORMA    ADVANTAGE    PRO FORMA  PRO FORMA
                                   HEALTHSOUTH     SSCI     ADJUSTMENTS      SCA     ADJUSTMENTS     HEALTH    ADJUSTMENTS  COMBINED
                                   ----------     -----     -----------   --------   -----------    --------   ----------- ---------
                                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


Revenues..........................  $656,329      $22,096    $       0     $199,270   $    0        $101,511    $    0     $979,206
Operating expenses: ..............
Operating units...................   471,778       14,768            0      103,825        0          77,830         0      668,201
Corporate general and administra-
  tive ...........................    24,329        2,264            0        3,880        0           6,570         -       37,043
Provision for doubtful accounts...    16,181        1,766            0        1,068        0           1,011         0       20,026
Depreciation and amortization.....    46,224        1,603            0       12,626        0           3,119         0       63,572
Interest expense..................    18,495          612            0        3,600        0           1,493         0       24,200
Interest income...................    (3,924)        (428)           0       (1,219)       0            (332)        0       (5,903)
Merger expense....................       333            0            0            0        0               0         0          333
NME Selected Hospitals Acquisition
related expense...................    49,742            0            0            0        0               0         0       49,742
Gain on sale of partnership
  interest .......................    (1,400)           0            0            0        0               0         0       (1,400)
                                   ---------      -------    ---------     --------   ------         -------   -------      --------
                                     621,758       20,585            0      123,780        0          89,691         0      855,814
                                   ---------      -------    ---------     --------   ------         -------   -------      --------
Income before income taxes and
minority interests................    34,571        1,511            0       75,490        0          11,820         0      123,392
Provision for income taxes.........   11,930          132            0       20,650        0           5,281         0       37,993
                                   ---------      -------    ---------     --------   ------         -------   -------      --------
                                      22,641        1,379            0       54,840        0           6,539         0       85,399
Minority interests.................    5,444        1,240            0       22,624        0              69         0       29,377
                                   ---------      -------    ---------     --------   ------         -------   -------      --------
Net income from continuing
  operations ......................   17,197          139            0       32,216        0           6,470         0       56,022
Net income from discontinued
operations.........................        0            0            0        4,452        0               0         0        4,452
                                   ---------      -------    ---------     --------   ------         -------   -------      --------
Net income......................... $ 17,197     $    139    $       0     $ 36,668   $    0        $  6,470         0     $ 60,474
                                   =========      =======    =========     ========   ======         =======   =======      ========
Weighted average common and common
equivalent shares outstanding......   77,709       19,608      (17,833)(2)   38,117    8,386 (2)       6,028     3,062 (2)  135,077
                                   =========      =======    =========     ========   ======         =======   =======      ========
Net income per common and common
equivalent share..................  $   0.22     $   0.01          N/A     $   0.96      N/A        $   1.07       N/A     $   0.45
                                   =========      =======    =========     ========   ======        ========   =======      ========


                             See accompanying notes.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
          PRO FORMA CONDENSED COMBINED INCOME STATEMENT (UNAUDITED)
                         YEAR ENDED DECEMBER 31, 1992

                                                                   PRO FORMA         PRO FORMA   ADVANTAGE    PRO FORMA    PRO FORMA
                                         HEALTHSOUTH       SSCI   ADJUSTMENTS  SCA   ADJUSTMENTS   HEALTH    ADJUSTMENTS    COMBINED
                                         ---------        ------  ----------  -----  -----------  ---------  ------------   --------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


Revenues ...............................  $501,046       $ 2,611    $   0    $162,179    $   0    $84,298      $  0       $750,134
Operating expenses: ....................
Operating units ........................   372,169         1,815        0      83,871        0     63,764         0        521,619
Corporate general and administrative  ..    16,878           476        0       3,804        0      4,509         0         25,667
Provision for doubtful accounts  .......    13,254           177        0       1,442        0      1,680         0         16,553
Depreciation and amortization ..........    29,834           185        0       9,695        0      2,393         0         42,107
Interest expense .......................    12,623            44        0       3,410        0      2,160         0         18,237
Interest income ........................    (5,415)          (19)       0      (2,743)       0       (418)        0         (8,595)
Terminated merger expense ..............     3,665             0        0           0        0          0         0          3,665
Loss on extinguishment of debt .........         0             0        0           0        0        883         0            883
                                          --------       -------   ------    --------   ------     ------     -----        -------
                                           443,008         2,678        0      99,479        0     74,971         0        620,136
                                          --------       -------   ------    --------   ------     ------     -----        -------
Income before income taxes and minority
interests ..............................    58,038           (67)       0      62,700        0      9,327         0        129,998
Provision for income taxes .............    18,864           (22)       0      15,663        0      4,045         0         38,550
                                          --------       -------   ------    --------   ------     ------     -----        -------
                                            39,174           (45)       0      47,037        0      5,282         0         91,448
Minority interests .....................     4,245           185        0      21,481        0         32         0         25,943
                                          --------       -------   ------    --------   ------     ------     -----        -------
Net income from continuing operations  .    34,929          (230)       0      25,556        0      5,250         0         65,505
Net income from discontinued operations          0             0        0       3,283        0          0         0          3,283
                                          --------       -------   ------    --------   ------     ------     -----        -------
Net income .............................  $ 34,929       $  (230)   $   0    $ 28,839   $    0    $ 5,250      $  0       $ 68,788
                                          ========       =======   ======    ========   ======     ======     =====        =======
Weighted average common and common
equivalent shares outstanding ..........    74,214        19,608  (17,833)(2)  37,191    8,182(2)   5,483     2,785(2)     129,630
                                          ========       =======  =======    ========   ======     ======     =====        =======
Net income per common and common
equivalent share .......................  $   0.47    $    (0.01)     N/A    $   0.78      N/A    $  0.96       N/A       $   0.53
                                          ========       =======  =======    ========   ======     ======     =====        =======

                             See accompanying notes.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
          PRO FORMA CONDENSED COMBINED INCOME STATEMENT (UNAUDITED)
                     NINE MONTHS ENDED SEPTEMBER 30, 1995

                                            ACQUISITION
                                    ---------------------------------
                                             PRO FORMA    PRO FORMA         PRO FORMA      PRO FORMA   ADVNTAGE  PRO FORMA PRO FORMA
                        HEALTHSOUTH NOVACARE ADJUSTMENTS  COMBINED   SSCI  ADJUSTMENTS SCA ADJUSTMENTS  HEALTH  ADJUSTMENTS COMBINED
                        ----------- -------- -----------  --------   ---- ----------- --- -----------  ------  ----------- --------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


Revenues.............  $1,109,689  $37,942  $1,860 (5)  $1,149,491  $29,868  $    0   $197,413  $   0  $133,079 $    0   $1,509,851
Operating expenses:
Operating units......     788,593   33,065    (910)(2)     820,748   17,661       0    102,383      0   105,665      0    1,046,457
Corporate general
and administrative...      28,463        0       0          28,463    1,820       0      4,236      0     5,960      0       40,479
Provision for doubtful
accounts.............      20,520      322       0          20,842    3,125       0      2,381      0     2,146      0       28,494
Depreciation and
  amortization ......      86,767    1,996    (999)(1)      89,646    2,026       0     12,640      0     3,441      0      107,753
                                             1,882 (3)
Interest expense.....      68,697    2,595   2,684 (4)      73,976    1,258       0      3,413      0     1,667      0       80,314
Interest income......      (4,529)       0       0          (4,529)    (274)      0     (1,257)     0      (184)     0       (6,244)
Merger cost..........      29,194        0       0          29,194        0       0          0      0         0      0       29,194
Loss on impairment of
  assets ............      11,192        0       0          11,192        0       0          0      0         0      0       11,192
                         --------   ------   -----          ------    -----    ----     ------   ----    ------  -----     ---------
                        1,028,897   37,978   2,657       1,069,532   25,616       0    123,796      0   118,695      0    1,337,639
                         --------   ------   -----          ------    -----    ----     ------   ----    ------  -----     ---------
Income before income taxes
and minority interests.    80,792      (36)   (797)         79,959    4,252       0     73,617      0    14,384      0      172,212
Provision for income
   taxes.............      27,525     (101)   (259)(6)      27,165      848       0     21,397      0     6,014      0       55,424
                         --------   ------   -----          ------    -----    ----     ------   ----    ------  -----     ---------
                           53,267       65    (538)         52,794    3,404       0     52,220      0     8,370      0      116,788
Minority interests...       8,357       89       0           8,446    2,364       0     19,217      0       828      0       30,855
                         --------   ------   -----          ------    -----    ----     ------   ----    ------  -----     ---------
Net income...........  $   44,910  $   (24) $ (538)     $   44,348  $ 1,040  $    0   $ 33,003   $  0     7,542 $    0   $   85,933
                         ========   ======   ======        =======   ======    ====     ======   ====    ======  =====     =========
Weighted average common and
common equivalent shares
outstanding...........     87,773      N/A     N/A          87,773   19,615 (17,840)(2) 39,189  8,622(2)  6,108  3,102(2)   146,569
                         ========   ======   ======        =======   ======    ====     ======   ====    ======  =====     =========
Net income per common and
common equivalent
  share............... $     0.51     N/A      N/A     $      0.51 $   0.05     N/A   $   0.84    N/A  $   1.23    N/A    $    0.59
                         ========   ======   ======        =======   ======    ====     ======   ====    ======  =====     =========
Net income per common
share -- assuming full
dilution               $     0.51     N/A      N/A     $      0.51      N/A     N/A        N/A    N/A       N/A    N/A    $    0.59
                         ========   ======   ======        =======   ======    ====     ======   ====    ======  =====     =========

                             See accompanying notes.

                   HEALTHSOUTH CORPORATION AND SUBSIDIARIES
          PRO FORMA CONDENSED COMBINED INCOME STATEMENT (UNAUDITED)
                     NINE MONTHS ENDED SEPTEMBER 30, 1994

                                                            PRO FORMA              PRO FORMA    ADVANTAGE    PRO FORMA     PRO FORMA
                                 HEALTHSOUTH     SSCI      ADJUSTMENTS      SCA   ADJUSTMENTS     HEALTH     ADJUSTMENTS   COMBINED
                                -------------  -------     ------------    -----  ----------    ---------   -----------   ---------
                                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Revenues.........................    $902,268   $28,357     $      0     $171,441   $   0       $96,436     $    0       $1,198,502
Operating expenses: .............
Operating units..................     670,607    17,637            0       94,452       0        74,525          0          857,221
Corporate general and administra-
  tive ..........................      29,831     2,132            0        4,061       0         5,673          0           41,697
Provision for doubtful accounts..      16,691     2,950            0        2,079       0         1,569          0           23,289
Depreciation and amortization....      59,142     1,911            0       12,506       0         2,735          0           76,294
Interest expense.................      45,632     1,146            0        3,875       0         1,139          0           51,792
Interest income..................      (3,256)     (359)           0       (1,231)      0          (190)         0           (5,036)
Merger costs.....................       3,571         0            0            0       0             0          0            3,571
Gain on sale of MCA stock........           0         0            0       (6,882)      0             0          0           (6,882)
                                     --------   -------      -------       ------- ------      ----------   ------        ---------
                                      822,218    25,417            0      108,860       0         85,451         0        1,041,946
                                     --------   -------      -------       ------- ------      ---------    ------        ---------
Income before income taxes and
minority interests...............      80,050     2,940            0       62,581       0         10,985         0          156,556
Provision for income taxes.......      30,418       540            0       20,681       0          4,860         0           56,499
                                     --------   -------      -------       ------  ------      ---------    ------        ---------
                                       49,632     2,400            0       41,900       0          6,125         0          100,057
Minority interests...............       4,276     1,887            0       15,144       0             73         0           21,380
                                     --------   -------      -------       ------  ------      ---------    ------        ---------
Net income.......................    $ 45,356   $   513    $       0     $ 26,756   $   0        $ 6,052     $   0        $  78,677
                                     ========   =======      =======       ======  ======      =========    ======        =========
Weighted average common and common
equivalent shares outstanding.....     84,509    19,610      (17,835)(2)   38,859   8,549(2)       6,042     3,069(2)       142,803
                                     ========   =======      =======       ======  ======      =========    ======        =========
Net income per common and common
equivalent share..................   $   0.54   $  0.03          N/A     $   0.69     N/A        $  1.00       N/A        $    0.55
                                     ========   =======      =======       ======  ======      =========    ======        =========

                             See accompanying notes.

                    HEALTHSOUTH CORPORATION AND SUBSIDIARIES
              NOTES TO PRO FORMA CONDENSED FINANCIAL INFORMATION

A. THE NOVACARE REHABILITATION HOSPITALS ACQUISITION

   Effective April 1, 1995 HEALTHSOUTH completed the acquisition of the rehabilitation hospitals division of NovaCare, Inc. ("NovaCare"), consisting of 11 rehabilitation hospitals, 12 other facilities, and certificates of need to build two additional facilities (the "NovaCare Rehabilitation Hospitals Acquisition"). The purchase price was approximately $234,807,000. The transaction was accounted for as a purchase and, accordingly, the results of the acquired NovaCare facilities are included in HEALTHSOUTH's historical financial statements from the effective date of the acquisition. HEALTHSOUTH financed the cost of the NovaCare Rehabilitation Hospitals Acquisition through additional borrowings under its existing credit facilities, as amended.

   The accompanying pro forma income statements for the year ended December 31, 1994 and the nine months ended September 30, 1995 assume that the transaction was consummated at the beginning of each of the periods presented.

   Certain assets and liabilities of Rehab Systems Company (a wholly owned subsidiary of NovaCare, Inc.) were excluded from the NovaCare Rehabilitation Hospitals Acquisition. The excluded assets and liabilities are as follows (in thousands):


Cash and cash equivalents............................  $  4,973
Accounts receivable .................................       259
Other current assets ................................        42
Equipment, net ......................................     4,719
Intangible assets, net ..............................    56,321
Other assets (primarily investments in subsidiaries)     40,637
Accounts payable ....................................      (454)
Other current liabilities ...........................      (275)
Current portion of long term debt ...................      (146)
Long term debt.......................................   (38,620)
Payable to affiliates................................   (92,377)
                                                       -----------
Net excluded asset (liability) ......................  $(24,921)
                                                       ===========

   The  following  pro  forma   adjustments   are  necessary  for  the  NovaCare
Rehabilitation Hospitals Acquisition:

   1. To exclude historical depreciation and amortization expense related to the excluded assets described above. The total expense excluded amounts to $1,918,000 for the year ended December 31, 1994 and $999,000 for the nine months ended September 30, 1995.

   2. To eliminate intercompany management fees and royalty fees totaling $12,406,000 for the year ended December 31, 1994 and $910,000 for the nine months ended September 30, 1995 of the acquired NovaCare facilities.

                 HEALTHSOUTH CORPORATION AND SUBSIDIARIES
        Notes to Pro Forma Condensed Financial Information - (Continued)

   3. To adjust depreciation and amortization expense to reflect the allocation of the excess purchase price over the net tangible asset value as follows (in thousands):

                  PURCHASE PRICE
                    ALLOCATION      USEFUL        ANNUAL        QUARTERLY
                    ADJUSTMENT       LIFE      AMORTIZATION    AMORTIZATION
                 --------------- ----------- --------------- ---------------

Leasehold value..........  $128,333        20 years    $6,417      $1,605
Goodwill.................    44,365        40 years     1,109         277
                                                      -------      ------
                                                       $7,526      $1,882
                                                       =======      ======

   No  additional   adjustments  to  NovaCare's   historical   depreciation  and
amortization are necessary. The remaining net assets acquired approximate their fair value.

   Because NovaCare's results of operations before intercompany items (described in Note 2 above) are profitable, both on a historical and pro forma basis, the 40-year amortization period for goodwill is appropriate and consistent with HEALTHSOUTH policy. Leasehold value is being amortized over the weighted average remaining terms of the leases, which is 20 years.

   4. To increase interest expense by $19,559,000 for the year ended December 31, 1994 and $4,889,000 for the nine months ended September 30, 1995 to reflect pro forma borrowings of $234,807,000, described above, at a 8.33% variable interest rate, which represents HEALTHSOUTH's weighted average cost of debt, as if they were outstanding for the entire period, and to decrease interest expense by $9,459,000 for the year ended December 31, 1994 and $2,205,000 for the nine months ended September 30, 1995, which represents interest on NovaCare debt not assumed by HEALTHSOUTH. A .125% variance in the assumed interest rate would change annual pro forma interest expense by approximately $294,000.

   5. To adjust estimated Medicare reimbursement for the changes in reimbursable expenses described in items 1,2, 3 and 4 above. These changes are as follows (in thousands):

                                            YEAR ENDED
                                           DECEMBER 31,    NINE MONTHS ENDED
                                               1994        SEPTEMBER 30, 1995
                                        ----------------- -------------------

Depreciation and amortization (Note 1)......  $(1,918)          $ (999)
Intercompany management fees (Note 2).......   (4,196)            (910)
Depreciation and amortization (Note 3)......    7,526            1,882
Interest expense (Note 4)...................   10,100            2,684
                                              -------           -------
                                               11,512            2,657
Assumed Medicare utilization................       70%              70%
                                              -------           -------
Increased reimbursement ....................  $ 8,058           $1,860
                                              =======           =======

   The Medicare utilization rate of 70% assumes a slight improvement in NovaCare's historical Medicare percentage of 78% as a result of bringing these facilities into the HEALTHSOUTH network.

   6. To adjust the NovaCare provision for income taxes to an effective rate of 39% (net of minority interests).

B. THE SSCI MERGER

   The SSCI Merger was completed in October 1995 and will be accounted for as a pooling of interests. The pro forma condensed income statements assume that the SSCI Merger was consummated on January 1, 1992. The pro forma condensed balance sheet assumes that the SSCI Merger was consummated on September 30, 1995.

                HEALTHSOUTH CORPORATION AND SUBSIDIARIES
        Notes to Pro Forma Condensed Financial Information - (Continued)

   The pro forma condensed financial information contains no adjustments to conform the accounting policies of the two companies because any such adjustments have been determined to be immaterial by the management of HEALTHSOUTH.

   The following pro forma adjustments are necessary for the SSCI Merger:

   1. The pro forma condensed income statements do not reflect non-recurring costs resulting directly from the SSCI Merger. The management of HEALTHSOUTH estimates that these costs will approximate $3,000,000 and will be charged to operations in the quarter the SSCI Merger is consummated. The amount includes costs to merge the two companies and professional fees. However, this estimated expense, net of taxes of $1,170,000, has been charged to retained earnings in the accompanying pro forma balance sheet.

   2. To adjust pro forma share amounts based on historical share amounts, converting each outstanding SSCI Share into .0905 shares of HEALTHSOUTH Common Stock.

C. THE SCA MERGER

   The proposed SCA Merger is intended to be accounted for as a pooling of interests. The pro forma condensed income statements assume that the SCA Merger was consummated on January 1, 1992. The pro forma condensed balance sheet assumes that the SCA Merger was consummated on September 30, 1995.

   The pro forma condensed financial information contains no adjustments to conform the accounting policies of the two companies because any such adjustments have been determined to be immaterial by the management of HEALTHSOUTH.

   The following pro forma adjustments are necessary for the SCA Merger:

   1. The pro forma income statements do not reflect non-recurring costs resulting directly from the SCA Merger. The management of HEALTHSOUTH estimates that these costs will approximate $15,000,000 and will be charged to operations in the quarter the SCA Merger is consummated. The amount includes costs to merge the two companies and professional fees. However, this estimated expense, net of taxes of $5,850,000, has been charged to retained earnings in the accompanying pro forma balance sheet.

   2. To adjust pro forma share amounts based on historical share amounts, converting each outstanding SCA Share, par value $.25 per share, into 1.22 shares of HEALTHSOUTH Common Stock, par value $.01 per share. The conversion ratio is based upon an assumed Base Period Trading Price for HEALTHSOUTH's Common Stock ranging from $22 to $28 per share.

D. THE ADVANTAGE HEALTH MERGER

   The proposed Advantage Health Merger is intended to be accounted for as a pooling of interests. The pro forma condensed income statements assume that the Advantage Health Merger was consummated on January 1, 1992. The pro forma condensed balance sheet assumes that the Advantage Health Merger was consummated on September 30, 1995.

   Advantage Health has historically  reported on a fiscal year ending on August
31. The historical results of operations for Advantage Health have been recast to a November 30 fiscal year end in the accompanying pro forma income statements to more closely conform to HEALTHSOUTH's fiscal year, which ends on December 31. Likewise, the accompanying September 30, 1995 pro forma balance sheet includes Advantage Health's historical August 31, 1995 balance sheet.

   The pro forma condensed financial information contains no adjustments to conform the accounting policies of the two companies because any such adjustments have been determined to be immaterial by the management of HEALTHSOUTH.

                 HEALTHSOUTH CORPORATION AND SUBSIDIARIES
        Notes to Pro Forma Condensed Financial Information - (Continued)

   The following pro forma  adjustments  are necessary for the Advantage  Health
Merger:

   1. The pro forma income statements do not reflect non-recurring costs resulting directly from the Advantage Health Merger. The management of HEALTHSOUTH estimates that these costs will approximate $10,000,000 and will be charged to operations in the quarter the Advantage Health Merger is consummated. The amount includes costs to merge the two companies and professional fees. However, this estimated expense, net of taxes of $3,900,000, has been charged to retained earnings in the accompanying pro forma balance sheet.

   2. To adjust pro forma share amounts based on historical share amounts, converting each outstanding Advantage Health Share into 1.5079 shares of HEALTHSOUTH Common Stock. The conversion ratio is based upon an assumed Base Period Trading Price for HEALTHSOUTH's Common Stock of $31.50, the midpoint of the range within which the exchange ratio floats.

   3. To net HEALTHSOUTH's noncurrent deferred income tax asset against the noncurrent deferred income tax liabilities of the acquired companies.